Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES CLOSING OF

REGISTERED DIRECT OFFERING OF COMMON STOCK

DENVER — May 14 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and the Green River Basin of southwest Wyoming and Colorado, today announced the closing of its previously announced registered direct offering of 9,600,000 shares of common stock.  All shares were sold at a price of $0.75 per share.  The net proceeds of the offering, after deducting offering expenses, were approximately $7.15 million. There is no over-allotment granted by Kodiak Oil & Gas Corp. in this offering.

As previously announced, the registered direct offering of common stock, which was subject to certain closing conditions and regulatory approvals, contemplated the issuance of 10,000,000 shares of common stock.  Due to the potential for delays in the prompt closing of the offering, management and insiders of Kodiak Oil & Gas Corp. have elected not to participate in the offering.

The shares of common stock offered by Kodiak in this transaction will be registered upon issuance under Kodiak’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on July 24, 2008.  There was no placement agent or underwriter in this transaction.

Any offering of shares of common stock shall be made only by means of a prospectus.  Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s web site at http://www.sec.gov, or from Kodiak Oil & Gas Corp., 1625 Broadway, Suite 250, Denver, Colorado 80202, Attention: Chief Financial Officer.

The common shares were offered and sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Kodiak, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included herein may constitute forward-looking statements.  Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.